                                                      Filed Pursuant to Rule
                                                      424(b)(3)
                                                      Registration No. 333-79303


                                 613,247 SHARES

                               F.Y.I. INCORPORATED

                                  COMMON STOCK

                                 ---------------

         This prospectus relates to the offer and sale of 613,247 shares of common stock of F.Y.I. Incorporated ("F.Y.I.") by certain of our stockholders. We will not receive any of the proceeds from the sale of the shares offered hereby. All expenses of registration of the shares offered hereby under the Securities Act will be paid by us (other than underwriting discounts and selling commissions, and fees and expenses of advisors to any of the Selling Stockholders).

         Our common stock is traded on the Nasdaq National Market under the symbol "FYII." On June 9, 1999, the closing price of the common stock as reported on the Nasdaq National Market was $29.25.

         THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 2 HEREOF.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   THE DATE OF THIS PROSPECTUS IS JUNE 10, 1999

                                  RISK FACTORS

AN INVESTMENT IN F.Y.I. INVOLVES A SIGNIFICANT DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN ADDITION TO OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT IN OUR COMMON STOCK.

WE MAY NOT BE ABLE TO EFFECTIVELY INTEGRATE ALL OF OUR OPERATING COMPANIES

         Our growth and future financial performance depend on our ability to integrate all of our operating companies. We may not achieve integration unless we effectively combine the operations of all our operating companies. A number of our operating companies offer different services, use different capabilities and technologies and target different geographic markets and client segments. These differences increase the risk in successfully completing the integration of our operating companies. We need to centralize certain functions to achieve cost savings and develop programs and processes that will promote cooperation and the sharing of opportunities and resources. Any difficulties we encounter in the integration process could adversely affect us and we cannot assure you that the operating results of the Company will match or exceed the combined individual operating results achieved by our operating companies prior to their acquisition.

WE MAY NOT BE ABLE TO MANAGE OUR RAPID GROWTH

         We cannot be sure that our management group will effectively be able to oversee F.Y.I. and implement our operating or growth strategies. Further, to the extent that we are able to implement fully our acquisition strategy, the resulting growth of F.Y.I. will place significant demands on management and on our internal systems and controls. We cannot assure you that our management group will effectively be able to direct F.Y.I. through a period of significant growth. In addition, we cannot assure you that our current systems will be adequate for our future needs or that we will be successful in implementing new systems.

WE NEED TO BE ABLE TO ACQUIRE COMPANIES SUCCESSFULLY

         One of our primary growth strategies is the acquisition of additional companies that will complement our existing businesses. We cannot assure you that we will be able to identify or reach mutually agreeable terms with acquisition candidates and their owners, or that we will be able to profitably manage additional businesses or successfully integrate such additional businesses into us without substantial costs, delays or other problems. Acquisitions may involve a number of special risks including: (a) adverse short-term effects on our reported operating results; (b) diversion of management's attention; (c) dependence on retention, hiring and training of key personnel; (d) risks associated with unanticipated problems or legal liabilities; and (e) amortization of acquired intangible assets. Some or all of these risks could have a material adverse effect on our operations and financial performance. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may be bid up to higher levels. In any event, we cannot assure you that businesses acquired in the future will achieve sales and profitability that justify the investment therein.

WE WILL NEED TO FINANCE OUR POTENTIAL GROWTH THROUGH ACQUISITIONS

         We currently intend to finance future acquisitions by using cash and our common stock for all or a portion of the consideration to be paid. In the event that our common stock does not maintain sufficient value, or potential acquisition candidates are unwilling to accept our common stock as consideration for the sale of their businesses, we may be required to use more cash, if available, in order to continue our acquisition program. If we do not have sufficient cash, our growth could be limited unless we are able to obtain capital through additional debt or equity financings. Under our line of credit (the "1998 Credit Agreement"), F.Y.I. and our subsidiaries could borrow, on a revolving credit basis, loans in an aggregate outstanding principal amount of $100.0 million for working capital, general corporate purposes and acquisitions, subject to certain restrictions in our line of credit. As of April 30, 1999, the availability under the line of credit was $53.2 million. We cannot assure you, however, that funds available under our line of credit will be sufficient for our needs.



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

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE

         The price of our common stock may be volatile. Our quarterly results of operations may vary materially as a result of the timing and structure of our acquisitions, the timing and magnitude of costs related to acquisitions, the gain or loss of material client relationships and variations in the prices charged by us for our services. In addition, since a significant portion of our revenue is generated on a project-by-project basis, the timing or completion of material projects could result in fluctuations in our results of operations for particular quarterly periods. Fluctuations in operating results may adversely affect the market price of our common stock. The market price for our common stock may also fluctuate in response to material announcements by us or our significant clients or competitors, changes in the economic or other conditions impacting our targeted client segments or changes in general economic conditions. Further, the securities markets have experienced significant price and volume fluctuations from time to time that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of our common stock.

WE DEPEND ON CERTAIN CLIENT INDUSTRIES AND TECHNOLOGY

         We derive our revenue primarily from document and information intensive industries. Fundamental changes in the business practices of any of these client industries, whether due to regulatory, technological or other developments, could cause a material reduction in demand by our clients for the services offered by us. Any reduction in demand would have a material adverse effect on our results of operations. The document and information management services industry is characterized by technological change, evolving customer needs and emerging technical standards. Although we believe that we will be able to continue to offer services based on the newest technologies, we cannot assure you that we will be able to obtain any of these technologies, that we will be able to effectively implement these technologies on a cost-effective or timely basis or that these such technologies will not render obsolete our role as a third party provider of document management services.

WE FACE INTENSE COMPETITION

         The document and information management services industry is highly competitive. A significant source of competition is the in-house document handling capability of our targeted client base. We cannot assure you that these businesses will outsource more of their document and information management needs or that such businesses will not bring in-house services that they currently outsource. In addition, certain of our competitors are larger businesses and have greater financial resources than we. Certain of these competitors operate in broader geographic areas than we do, and others may choose to enter our areas of operation in the future. In addition, we intend to enter new geographic areas through internal growth and acquisitions and expect to encounter significant competition from established competitors in each new area. As a result of this highly competitive environment, we may lose customers or have difficulty in acquiring new customers and new companies, and our results of operations may be adversely affected.

WE DEPEND ON OUR KEY PERSONNEL

         Our operations are dependent on the continued efforts of our executive officers and on senior management of our operating companies. Also, we will likely depend on the senior management of businesses acquired in the future. If any of these people is unable or unwilling to continue in his or her present role, or if we are unable to attract and retain other skilled employees, our business could be adversely affected. We do not currently have key person life insurance covering any of our executive officers or other members of senior management.

WE MAY BE LIABLE FOR BREACH OF CONFIDENTIALITY

         A substantial portion of our business involves the handling of documents containing confidential and other sensitive information. Although we have established procedures intended to prevent any unauthorized disclosure of confidential information and, in some cases, have contractually limited our potential liability for unauthorized disclosure of such information, we cannot assure you that unauthorized disclosures will not result in material liability to us.

WE MAY HAVE BUSINESS INTERRUPTIONS

         Certain of our operations are performed at a single location and are dependent on continuous computer, electrical and telephone service. As a result, any disruption of our day-to-day operations could have a material adverse effect upon us. We cannot assure you that a fire, flood, earthquake, power loss, telephone service loss, problems caused by the Year 2000 issues or other events affecting one or more of our facilities would not disable these services. Any significant damage to any facility or other failure that causes significant interruptions in our operations may not be covered by insurance. Any uninsured or underinsured loss could have a material adverse effect on our business, financial condition and results of operations.

OUR PUBLIC SECTOR CONTRACTS ARE SUBJECT TO GOVERNMENT REGULATIONS

         A portion of our present business involves public sector contracts, and we anticipate a growing portion of our business coming from local, state and federal government agencies. Public sector contracts are subject to detailed regulatory requirements and public policies, as well as to funding priorities. Contracts with public sector customers may be conditioned upon the continuing availability of public funds, which in turn depends upon lengthy and complex budgetary procedures, and may be subject to certain pricing constraints. Moreover, public sector contracts may generally be terminated for a variety of factors, including when it is in the best interests of the respective governmental entity. We cannot assure you that these factors or others unique to contracts with governmental entities will not have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT EXERCISES SUBSTANTIAL CONTROL OVER OUR AFFAIRS

         As of March 31, 1998, our directors and executive officers owned approximately 13.7% of the shares of our common stock. Our directors, executive officers and employees exercise substantial control over our affairs. If these persons act together, they might be able to elect a sufficient number of directors to control our Board of Directors and to approve or disapprove any matter submitted to a vote of our stockholders.

FUTURE SALES OF OUR SHARES MAY ADVERSELY AFFECT OUR STOCK PRICE

         The market price of our common stock could be adversely affected by the sale of substantial amounts of our common stock in the public market. In addition, many shares are subject to contractual restrictions on resale which generally expire two years from the date of issuance.

         We have an acquisition program under which we completed in the second half of 1998, and expect to continue to pursue, acquisitions that are accounted for under the pooling-of-interests method of accounting. Under the pooling-of-interests method of accounting, the affiliates of the acquired companies, which are generally all of the stockholders of the companies acquired by us, must be free to sell or otherwise transfer shares of our common stock received in the acquisition, subject to their compliance with federal securities laws, as soon we release results of operations that reflect the combined operations of F.Y.I. and the acquired company for a minimum of 30 days. If such shares are unregistered, F.Y.I. typically agrees to register 49% within one year from the date of acquisition. If a significant number of shares of our common stock are issued in acquisitions that are consummated in close proximity to each other, such shares will become freely tradable at the same time. If a large number of shares are sold by stockholders in the market as soon as their shares become freely transferable, the price of our common stock could be adversely affected.

OUR SYSTEMS AND THIRD-PARTY SYSTEMS WHICH AFFECT OUR BUSINESS MAY NOT ACHIEVE YEAR 2000 READINESS

         The "Year 2000 Issue" describes the use of two digits rather than four digits to define the applicable year in certain computer programs. In the year 2000, any of our computer programs that have two digit date-sensitive software may interpret a date of "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. We are progressing in our completion of the various tasks and target dates identified in our Year 2000 work plan. We estimate that the total cost of the Year 2000 project will be approximately $3.6 to $3.9 million. As of March 31, 1999, we had incurred approximately $1.8 million of Year 2000 costs. Due to the general uncertainty inherent in the Year 2000 process, resulting in part from customers, we are unable to determine a reasonable worst case scenario at this time.

WE MAY HAVE ENVIRONMENTAL LIABILITIES IN THE FUTURE

         We are subject to regulations and ordinances that govern activities or operations that may have adverse environmental effects, such as discharges to air and water. We are not aware of any environmental conditions relating to present or past waste generation at or from these facilities that would be likely to have a material adverse effect on our business, financial condition and results of operations. However, we cannot assure you that environmental liabilities in the future will not have a material adverse effect on our business, financial condition and results of operations.

THE BOARD OF DIRECTORS MAY BE ABLE TO DELAY OR PREVENT TAKEOVERS

         Our Board of Directors is empowered to issue preferred stock without stockholder action. The existence of this "blank-check" preferred could render more difficult or discourage an attempt to obtain control of us by means of a tender offer, merger, proxy contest or otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an internet site at http://www.sec.gov where certain information regarding issuers (including F.Y.I.) may be found.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding F.Y.I. and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its internet site.

         Our common stock is traded on The Nasdaq National Market under the symbol "FYII". Proxy statements and other information concerning F.Y.I. can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington D.C. 20006.

                      DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until we terminate the offering of these shares.


(FILE NO. 0-27444)                                           PERIOD/FILING DATE
------------------                                           ------------------
Annual Report on Form 10-K                           Year ended December 31, 1998/March 17, 1999

Form 10-Q                                            First Quarter ended March 31, 1999/May 13, 1999

Description of common stock contained in
Registration Statement on Form 8-A                   December 22, 1995

You may request a copy of these documents, by writing to:

F.Y.I. Incorporated
3232 McKinney Avenue, Suite 900
Dallas, Texas 75204
Attention: Investor Relations
Telephone: (214) 953-7555

         There will be no cost for a copy of the documents, other than for exhibits which are not specifically incorporated by reference into the information that this prospectus incorporates.

                          FORWARD-LOOKING INFORMATION

         This prospectus contains certain forward-looking statements such as F.Y.I. or management's intentions, hopes, beliefs, expectations, strategies, predictions or any other variation thereof or comparable phraseology of the F.Y.I.'s future activities or other future events or conditions within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including, without limitation, variations in quarterly results, volatility of our stock price, development by competitors of new or superior products or services, the entry into the market by new competitors, the sufficiency of our working capital and the ability of F.Y.I. to realize benefits from consolidating certain general and administrative functions, to assimilate and integrate acquisitions, to continue its aggressive acquisition program, to retain management, to implement its focused business strategy to expand its document and information management services geographically, to retain customers or attract customers from other businesses, to increase revenue by cross-selling services and to successfully defend itself in ongoing and future litigation. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and, therefore, we cannot assure you that the forward-looking statements included in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

                                  THE COMPANY

         We were founded in September 1994 to create a national, single source provider of document and information outsourcing solutions to document and information intensive industries, including: healthcare, law, banking, insurance, retailing, manufacturing and government. Our primary strategy is to acquire, integrate and operate companies in the highly fragmented document and information outsourcing solutions industry. In January 1996, F.Y.I. acquired, simultaneously with the closing of its initial public offering (the "IPO"), seven document management services businesses. Since the IPO, and through December 31, 1998, we acquired 42 additional companies. Since December 31, 1998, we acquired five additional companies, for a total of 54 acquisitions since our inception. We intend to continue to aggressively pursue strategic acquisitions in existing and new markets, cross-sell our full range of services to our current customer base and expand the marketing of our services to new customers.

         An estimated four trillion documents are generated annually in the United States. A significant portion of the processing, management and storage of these documents is outsourced to small service companies. Further, we believe that the document and information outsourcing solutions market is growing due to several factors, including: (a) government regulations that require lengthy document retention periods and rapid accessibility for many types of records;
(b) increased customer expectations of low cost access to records on short notice and, in many instances, at disparate locations; (c) the increasing litigiousness of society, necessitating access to relevant documents and records for extended periods; and (d) continuing advancements in computer, networking, facsimile, printing and other technologies which have greatly facilitated the production and wide distribution of documents.

         Our target clients generate large volumes of documents and require specialized processing, distribution, storage and retrieval of these documents and the information they contain. We believe that these clients will continue to increase their outsourcing of document and information management in order to maintain their focus on core operating competencies and revenue generating activities; reduce fixed costs, including labor and equipment costs; and gain access to new technologies without incurring the expense and risk of near-term obsolescence of such technologies.

         The document and information outsourcing solutions business is highly fragmented. We believe that many small document management services businesses:
(a) have insufficient capital for expansion; (b) cannot keep abreast of rapidly changing technologies; (c) lack effective marketing programs; and (d) are unable to meet the needs of large, geographically dispersed clients. In addition, there are a limited number of options for owners of such businesses to obtain liquidity by selling their businesses. As a result, we believe that many owners of such businesses will continue to be receptive to our acquisition program.

         We are a Delaware corporation. Our executive offices are located at 3232 McKinney Avenue, Suite 900, Dallas, Texas 75204, and our telephone number is (214) 953-7555.

                              RECENT DEVELOPMENTS

         Acquisition Activity: Since December 31, 1998, we acquired the following document and information outsourcing solutions businesses: (i) Northern Minnesota Medical Records Services Inc., a release of information business located in Minnesota; (ii) PMI Imaging Systems, Inc. a document systems integrator business located in New Jersey; (iii) Quality Data Conversions, Inc., a document imaging, storage and retrieval business located in Pennsylvania; (iv) MSI Imaging Solutions, Inc., a document conversion to electronic media and microfilm business located in California; and (v) Information Management Services, Inc., a statement processing, laser printing and mailing solutions business located in Arizona.

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock offered hereby.



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

                              SELLING STOCKHOLDERS

         The following table sets forth information with respect to the former stockholders of the following acquired companies: Economic Research Services, Inc., G&W Enterprise, Inc. and Advanced Digital Graphics, Inc. (the "Selling Stockholders"), including: (i) the number and approximate percentage of shares beneficially owned by each of them as of March 31, 1999; (ii) the number of shares registered for sale; and (iii) the number and approximate percentage of shares to be owned by each of them after the completion of this offering. The address of each person listed below is c/o F.Y.I. Incorporated, 3232 McKinney Avenue, Suite 900, Dallas, Texas 75204. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                              COMMON STOCK                                      COMMON STOCK
                                           BENEFICIALLY OWNED                                BENEFICIALLY OWNED
                                            PRIOR TO OFFERING                                  AFTER OFFERING
                                            -----------------                                  --------------
                                                                        NUMBER
                                                                       OF SHARES
                NAME                        NUMBER    PERCENT           OFFERED               NUMBER     PERCENT
                ----                        ------    -------          ---------              ------    -------
Joan G. Haworth                            416,665       2.9             204,166             212,499       1.5

Charles T. Haworth                         414,995       2.9             203,348             211,647       1.5

C. Stuart Haworth                            1,670        *                  818                 852        *

Elizabeth Kuhlman                            1,670        *                  818                 852        *

Robert G. Spohr                             72,301        *               35,427              36,874        *

Wendy L. Wood                               98,767        *               48,396              50,371        *

Robert G. Spohr and  Wendy L. Wood           1,726        *                  846                 880        *

Robert A. Weber                             18,986        0                9,303               9,683        *

Steven D. Skolnik                          224,744      1.6*             110,125             114,619        *


--------------------
*   Less than 1%.

         We have agreed to use our best efforts to keep this Registration Statement effective for a period of six months.

                              PLAN OF DISTRIBUTION

         The shares of common stock registered hereunder and owned by the Selling Stockholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) a purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
(c) ordinary brokerage transactions and transactions in which the broker solicits a purchase; and (d) face-to-face transactions between sellers and purchasers without a broker or dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated.



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

         The Selling Stockholders and any brokers or dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of 2(11) of the Securities Act, and any commissions received by them or any profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We may agree to indemnify the Selling Stockholders and we may agree to indemnify any such broker or dealer who may be deemed to be an underwriter against certain liabilities, including liabilities under the Securities Act as an underwriter or otherwise.

         We have advised the Selling Stockholders that, during such time as they may be engaged in a distribution of the shares of common stock included herein, they must comply with the applicable provisions of Regulation M under the Exchange Act, as amended ("Regulation M"), and, in connection therewith, the Selling Stockholders may not engage in any stabilization activity in connection with any of our securities, that they must furnish copies of this prospectus to each broker-dealer through which the shares of our common stock included herein may be offered, and that they may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities except as permitted under Regulation M. The Selling Stockholders have also agreed to inform us and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

         In connection with this offering, any underwriters or selling group members or their affiliates may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered by this prospectus has been passed upon for F.Y.I. by Morgan, Lewis & Bockius LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements incorporated by reference in this prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



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



================================================================================

         No dealer, representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by F.Y.I. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                 ---------------

                                TABLE OF CONTENTS

            Risk Factors                                        2
            Where You Can Find More Information                 5
            Documents Incorporated by Reference                 5
            Forward-Looking Information                         6
            The Company                                         6
            Recent Developments                                 7
            Use of Proceeds                                     7
            Selling Stockholders                                8
            Plan of Distribution                                8
            Legal Matters                                       9
            Experts                                             9

================================================================================



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